Exhibit 99.2

Renaissance Learning Incorporated

First Quarter Earnings Release

Moderator: Terry Paul

April 16, 2003

5:00 p.m. EST

OPERATOR: Good afternoon ladies and gentlemen and thank you for standing by.  Welcome to the Renaissance Learning first quarter earnings release conference call.  At this time everyone is in a listen-only mode.  Later there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.  At this time I would like to introduce your Chief Executive Officer, Mr. Terry Paul.  Please go ahead sir.

TERRY PAUL, CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING INCORPORATED: Good afternoon.  I’m Terry Paul, CEO of Renaissance Learning, Inc., and I’d like to welcome everyone to our first quarter conference call.  Before starting I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and introduction of new products and services.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the company’s Securities and Exchange Commission filings including Forms 10-K and 10-Q.

With me today is Steve Schmidt, our CFO and John Hickey, our President and COO.  Steve and I will each provide some brief comments, then we’ll take your questions.

First quarter revenues were $34.2 million, down 1.3 percent from the first quarter of 2002.  Net income was $7.7 million, down a similar 1.2 percent.  We achieved earnings per share of $.24 for the quarter, up two cents per share from the prior year’s first quarter EPS of $.22 per share.  The earnings per share grew nine percent because of the lower number of shares outstanding as a result of our stock repurchase program.  Steve will provide more detail behind the numbers after my comments.

We are continuing to ramp up our field sales force.  We currently have 25 field sales representatives.  We are pleased with the quality and experience of the people we have hired.  They have not been on board long enough to have had an impact on sales in the first quarter, nor do we expect they will have a significant impact on second quarter results.  We do, however, expect to see some incremental revenue from this initiative in the second half of 2003.  Within four to five years, we expect 50 percent of our sales will be from this field sales team, whereas less than 10 percent comes from this channel today.

One other sales initiative I would like to mention is our website store.  More and more business is being handled over the web, whether it be shopping for the latest quizzes, downloading software ordered, or electronic by linking orders with a re-seller, over 20 thousand customers placed an order over our website in the first quarter, with many of them placing multiple orders.  One out of every two orders received in the first quarter came in via the website.

A highlight of the first quarter was the successful Fourth Annual National Conference held in Nashville Tennessee in early February.  Over five thousand educators attended, making it our second largest conference ever; this in a tight school-spending environment.  It also was more profitable than last year and was extremely well received by the attendees as well.

With respect to the outlook for the remainder of this year, since our last conference call in January, it seems states are facing even larger deficits than they originally anticipated.  The recent National Governors’ Association Survey shows state budget shortfalls of more than $80 billion in fiscal year 2004.  In addition, states are dealing with about $30 billion in shortfalls for the current fiscal year.  Many states have tried to protect education from spending reductions but education makes up a significant part of all state budgets.  So it is likely K-12 education spending will decline during the 2003/2004 school year.  And because federal funding is less than 10 percent of education spending, the increase in federal funding will not change this picture.

Despite these negative trends in school spending, we continue to expect slight growth in sales and earnings for the full year 2003 over 2002, with the growth in the second half of the year coming from new products introduced last year and the expansion of our field sales force.  The second quarter of the year is expected to be close to flat compared to prior year’s sales and earnings.

From a long-term perspective, we remain very optimistic.  While other companies in education may be cutting back in this difficult market, our strong operating profit allows us to take a longer view.  We continue to invest in new product development and scientific research to prove our products work, and in expansion of our field sales team.  The basic idea on which this company is founded, summed up by our company tag line, “Better Data, Better Learning” is fundamentally sound.  Our products really do work.  And increasingly, that is what the market demands.

This challenging environment will ultimately put us in a stronger competitive position.  We expect this will translate into much better than average growth compared to other K-12 companies.

Now here’s Steve to provide more detail on the financial results.

STEVE SCHMIDT, CFO, RENAISSANCE LEARNING INC.: Thank you Terry.  Both sales and earnings declined for the first quarter by slightly over one percent from last year’s first period.  Sales were $34.2 million for the quarter, down 1.3 percent from last year’s first quarter.  Product sales were down six percent in the quarter compared to the prior year.  But that compares favorably to the 10 or 12 percent declines experienced in the previous two quarters.

Similar to these prior quarters, sales declined for most of the core-learning information systems products.  And revenue from the new products was not strong enough to make up the difference.  Service sales continue to be the bright spot, with both the training segment and software support revenue growing by over 20 percent.  The training business is benefiting from having more districts under contract and sales of software support have held up well throughout the market downturn.  Both the training and software support businesses are offering more consulting services, which are a growing part of both providing our customers with a complete training solutions and for supporting their software implementation.

The overall gross profit margin of just under 81 percent was down 1.5 percent from the first quarter 2002 gross margin.  This decline in gross margin is primarily related to services making up a larger portion of the total sales this quarter.  The gain in service margin otherwise would have offset the decline in product margin compared to last year.

Service margins improved nicely from last year, gaining eight full percentage points.  This gain is entirely due to a higher gross margin on the National Conference event.  Excluding the National Conference, service margins were about the same as last quarter’s service margin level.  Product gross margins of 88.3 percent were essentially at the same level as the last two quarters, but were down 1.8 percentage points from the first quarter last year, due to the slight reduction in scanner profitability we experienced throughout 2002 as we reduced the pricing of our new scanner model, as well as product mix.

Operating expenses for the first quarter were $16 million, down five percent from first quarter 2002 levels.  Operating expenses as a percentage of sales also declined from last year by nearly two percentage points, more than offsetting the gross margin decline, and leading to an operating margin of 34.1 percent, that was slightly above last year’s first period level.

Product development costs totaled $4.5 million this quarter, flat with last year and the last couple quarters.  We expect product development cost to continue at approximately these levels for the near-term.

Selling and marketing expenses of $8.1 million were down five percent from the prior year, but up $0.8 million from the fourth quarter, which is the typical seasonal pattern.  These expenses were somewhat less than we had projected due to the lower new hires of sales people that we had anticipated, and some internal efficiencies gained.  Second quarter sales and marketing costs are expected to be at a similar level to last year’s second quarter.

General and administrative expenses of $3.5 million represented 10.1 percent of sales.  These costs were lower than last year due to some one-time expenses in last year’s first quarter and represent the expected approximate run rate for G&A over the near-term.

Operating cash flow was excellent at $10.6 million this quarter, up 24 percent from the first quarter of 2002.  Accounts receivable collections were terrific in the quarter, with the DSO benchmark at a record low of 30 days.  Besides the excellent collection efforts, timing of district contract payment terms played favorably into the DSO calculation, as there was very little due under the many contracts in force as of March 31.

Deferred revenue declined by $1.1 million in the quarter, due to the National Conference being held in February.  Cash and investments totaled $94.2 million as of March 31st, down about $5.6 million from the previous quarter, as we have continued to buy back stock.  We repurchased 868,000 shares in the first quarter, investing about $15.4 million.  This brings the total activity through March 31 under the five million share authorization to just under 3.6 million shares with an investment of $64.5 million.

Our effective tax rate was at 38.25 percent this part quarter.  Net income for the quarter was $7.7 million, down about $100 thousand or 1.2 percent from last year’s first quarter income of $7.8 million.  Earnings per share, however was $.24 per share, a gain of two cents per share or nine percent over last year’s $.22 per share.  The difference between the net income decline and the EPS growth, is related, as Terry, said, to the lower number of shares outstanding due to the stock buy-back program.

As Terry discussed, we are expecting continued pressure on the funding environment for K-12 schools, as states deal with their large budget deficits.  Very likely that school funding for the 2003/04 school year will be down from the already tight current-year levels.  For that reason, we are projecting only slight growth in sales and earnings for the year 2003.  We are undertaking measures and initiatives that we believe can help overcome the difficult market we will face, not the least of which are our field sales force expansion, other marketing initiatives, and new products which we continue to expect to have a positive impact.

The field sales force won’t have much impact yet in the immediate period, so as Terry said, the second quarter sales and earnings are likely to be close to flat, with Q2 2002 levels.  But we believe we can begin to achieve positive growth rates for the second half of the year, leading to slight growth of both sales and earnings for the year over 2002 levels.

At this point, Terry, John, and I would happy to answer any questions you may have.

OPERATOR: Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.  Please do press the numbers one followed by four on your touch-tone phone.  If your question has already been asked, and you would like to remove yourself from the queue, please press the pound key.  Please hold while we poll for questions.

Our first question of the evening comes from Mark Marostica with US Bancorp Piper Jaffray.

MARK MAROSTICA, ANALYST, US BANCORP PIPER JAFFRAY: Thank you.  Hey nice job on the quarter in a very tough environment.

TERRY PAUL: Thanks Mark.

STEVE SCHMIDT: Thanks Mark.

MARK MAROSTICA: First question gets to your comments on the services line item being so strong.  I’m wondering if this is something we could expect going forward or if there’s any one-timeish elements to the 20 percent plus training and software support revenue growth that you talked about?

TERRY PAUL: Mark, this is Terry.  We expect that the service revenue will be lumpy going out into the future because this is being increasingly generated at the district level.  So we can’t say that it’s going to be 20 percent the next quarter.  I think I recall the previous quarter was like 14 percent, but I think 20 percent is probably a high number.  On the other hand, in the longer-term, we do expect that going forward, because of the increasing amount of business we expect to do at the district level, that service revenues will be an increasing percentage of our total business.

MARK MAROSTICA: Perhaps looking at it a different way on a quarterly basis, you know in past years Q2 saw a slight you know, sequential, actually looking back, actually a sequential down-tick from Q2 from Q1 to Q2 I should say, a pretty substantial sequential down-tick.  Is that something that we should continue to see from a seasonal perspective in Q2 of this year?

STEVE SCHMIDT: More than seasonality Mark, is the fact that Q1 has the National Conference revenues included in it.

MARK MAROSTICA: Okay.

STEVE SCHMIDT: And that’s a couple million dollars, so if you factored that out, I think the pattern could well be similar.  Although as Terry said, the 20 plus percent growth we experienced in Q1 was pretty outstanding and it’s going to be somewhat variable going forward.

MARK MAROSTICA: Okay, gotcha, gotcha.  Also likewise gross margin for services was outstanding this quarter and would that then be driven, you know by the great revenue growth?  Or is there something inherent this quarter going forward in that the margin characteristics of the services business?

STEVE SCHMIDT: As I mentioned in my comments, the margin improvement was entirely due to the National Conference.  This was the most profitable National Conference of the four that we’ve held.

MARK MAROSTICA: Steve, could you comment on that part of it?  Was there anything unique that made it more profitable?  Did you charge more or what exactly drove the profitability of the conference?

STEVE SCHMIDT: More than anything it’s related to the location.  And whether you have to run shuttles to the hotels and some of the extra costs that you incur in some locations.  San Antonio and Las Vegas were both considerably more expensive than the Opryland location, where he held it this year.

MARK MAROSTICA: Okay, last question, if you would.  Review for me the short term and long term deferred revenue components.  And what’s a significant part of each?  And how much does the district sales effort play into deferred revenue?

STEVE SCHMIDT: The difference between the short-term and the long-term is the portion that we would recognize in the next 12 months versus more than 12 months out.  And so the majority of our deferred revenue is in that short term piece.  Deferred revenue is made up a number of things, including the many support plans that are sold separately and are recognized over the subscription or the support period.  Standards Master revenue that is a subscription-based product and has the revenue recognition over the subscription period.  There are some district pieces in there where the district, part of the payment terms were paying in advance and services are yet to be delivered.  So that revenue is deferred.  There’s a number of things in there but those are the major pieces.

MARK MAROSTICA: Is there one or two pieces that accounts for the lion’s share of the $10.2 million total deferred revenue?

STEVE SCHMIDT: Sure, the support plans is the biggest piece.

MARK MAROSTICA: Something about 80 percent of it?

STEVE SCHMIDT: It’s the biggest piece.

MARK MAROSTICA: Okay, fair enough.  I’ll turn it over.  Thanks.

OPERATOR: Our next question of the evening comes from Jeff Marsh with Matador Capital.

JEFF MARSH, ANALYST, MATADOR CAPITAL: Hi, hi gentlemen, how are you doing?

TERRY PAUL: Good.

JEFF MARSH: Just wanted to say first of all, the attendance figures at the conference were simply superb that you had all that many people at one place.

TERRY PAUL: Thank you.

STEVE SCHMIDT: Thanks, Jeff.

JEFF MARSH: You’re welcome.  Steve, if I just want to see if we can get any expanded color on, I think you had mentioned in speaking about the overall sales decline of one percent that most of the learning information systems sales were down.  Maybe you can just expand on that a little bit?  And I think if I recall correctly, back in the December quarter that all-learning information systems sales were down.  So maybe just expand on the quarter, learning information systems for us?

STEVE SCHMIDT: Sure, Jeff. It’s just a comment to indicate that it isn’t one product that is driving the decline in product sales that was down six percent.  It’s a combination of nearly all of the products being down to some extent.  As I mentioned in the comments, the new product revenue just wasn’t sufficient this quarter to make it up.

JEFF MARSH: And did the new product revenue meet your expectations for the quarter?

TERRY PAUL: Well, I think new product revenue, since they were introduced in a rough market, has not met our expectations in any one of the quarters.  But the new product acceptance in terms of the customers that have purchased it has met our expectations.  They’re successful products, it’s just they’re trying to introduce and sell new products into a relatively depressed market.  So in that sense, there’s two senses of expectation.  One, do the customers like the products?  Yes.  Do they want more of it?  Yes, but they don’t have the funds to buy it, which makes it not up to our expectations.

JEFF MARSH: Okay and Steve, I don’t have the press release in front of me so I might be off on the wording, but it looks like you’re continuing to give the total number of customers using one or more math products, one or more reading products, as well as the overall number of customers for all products.  Would those separate categories of, for example reading include the, some of the new reading products as well?  Or should I just be thinking about that as being the core learning information systems, the Star Reading and Accelerated Reading, defining the 60 thousand customers in that category?

STEVE SCHMIDT: It could be any of the reading products, Jeff.  But most of those customers come in through the Accelerated Reader door and usually buy Accelerated Reader first.

JEFF MARSH: Okay.  It seemed like at the conference the two products that really seemed to excite the customers were the new Accelerated Grammar and Spelling product, which I think is replacing Perfect Copy, as well as the Accelerated Writer product.  Is there anything you could give us specifically on those products?  And maybe a better timeline on when the AGS product is going to ship this year?

JOHN HICKEY, PRESIDENT AND COO, RENAISSANCE LEARNING INC.: This is John, Jeff.  The AGS product is planned to be shipped by the beginning of the next, for the school year.  So it’s something that would probably fall in that range of, you know late second quarter, probably into the mid-summer that we’d want it available and we’re just saying mid to late summer.  So that looks to be on track for that delivery so in a little bit of respect, you know we’re taking orders now for that product as a replacement for the Perfect Copy.  And then we’ll be holding those orders until that period.

The other product, Accelerated Writer, has been out. We certainly came out with additional qualities that was added as well.  That product is doing well and we’re happy at least we’re at.  I echo the same comments that Terry mentioned, in a tough environment we wish it was better but schools are looking at the product, very interested in the product, getting sold on the idea of wanting to buy the product.  It’s a question of timing and when.

JEFF MARSH: Right. Okay, just two other questions on the district sales effort.  I think if I heard you right, the sales force ramped at a little slower rate which, I presume, you guys are really keeping a handle on who you’re bringing in to the company.  Maybe you can just sort of give us an idea of what the experience and background are of the sales people you’re bringing on board and maybe some of the goals you’re expecting from these folks in the first few years that they’re with you?

JOHN HICKEY: Well, you are right, Jeff.  We’re very pleased by the quality of the staff we have hired.  And we are very selective.  We’re looking at people that have a number of years of experience, successful experience in selling at the high level, at the district level.  And as we said previously, we do not expect a major impact to start rolling out until later in the year and certainly not until year 2004.  It takes a little while to ramp up.  But we are at that 25 level already.  We’re continuing to aggressively go after and ramp up that group into a larger number.  We haven’t disclosed what we’re going at but it is fairly significantly an additional group we want to bring on board.  You know their thresholds are very much like what they’ve been familiar with in the past and you know it’s fairly large deals.  Traditionally a large district deal is something in the range of you know $500,000 to a million dollars, so these are deals that don’t happen overnight.  They happen over a long period of time.

JEFF MARSH: Right, and you have previously disclosed the total number of district contracts.  Is that something you could share with us for this quarter?

TERRY PAUL: Well we may have shared it previously but we’ve stopped sharing it because the variability of the district contracts is such that we have low dollar contracts mixed with high dollar contracts, and it really is not a very good indicator of what’s going on.  So we don’t provide that information anymore.

JEFF MARSH: Okay, and Steve, just back on my last question where I was trying to understand more about how I should define the math category.  Do the number of customer adds in the March quarter, if I have my December quarter right, was about a thousand customers, so it really slowed for most of the number of new school adds this quarter came from the math category.  Am I right in that assessment?

STEVE SCHMIDT: No.

JEFF MARSH: Okay.

STEVE SCHMIDT: Most of the new schools that come in, as I mentioned earlier, are coming in by buying Accelerated Reader or as a Reading School.  Not that we don’t get some new schools in the math category but it’s more common for a new school to be buying reading and then at some later point buy the math product from us.

JEFF MARSH: Okay, I just, I just want to make sure I had these numbers right.  I have the total number of customers using one or more math products at 19 thousand in the December quarter.  And it’s 20 thousand in the March quarter.  Is that right?

STEVE SCHMIDT: That’s correct.

JEFF MARSH: Okay and the number using the reading products is 60 thousand in both quarters?  I know you round these numbers.

STEVE SCHMIDT: That’s the issue here Jeff, is the rounding.

JEFF MARSH: Okay.  Well last question on the gross profit margin, the product margin was impacted in part by product mix.  Can you give us a little bit more behind that?

STEVE SCHMIDT: Most of it goes back to the scanners.  I mentioned the profitability of the scanners is slightly lower today than it was a year ago as we did the drop the price a couple times during the year 2002.  In addition to that the mix in first quarter last year was fairly light to the hardware, to the scanner component.

JEFF MARSH: Right.

STEVE SCHMIDT: After having run a very successful AM promotion the quarter before.  So the product margin at, slightly over 88 percent is really very similar to where we’ve been the last couple quarters.

JEFF MARSH: Right.  Okay.  I’ll drop back in.  Thank you gentlemen.

TERRY PAUL: Thank you.

OPERATOR: Thank you Mr. Marsh.  Our next question of the afternoon comes from Howard Block with Banc of America Securities.

DEREK JOHNSON, ANALYST, BANC OF AMERICA SECURITIES: Good afternoon, this is Derek Johnson calling on behalf of Howard.  Unfortunately he has Jury Duty.

STEVE SCHMIDT: Hi, Derek.

DEREK JOHNSON: Couple questions.  First, in terms of the second half growth, where do you have some visibility into that growth?  Or what gives you, or maybe anecdotally, or what are you seeing that gives you confidence that you’ll experience some growth there?

TERRY PAUL: Well, the two things mentioned, we continue to see steady growth in the new products as a percentage of the total.  Not nearly at the level that we expected it to be but we do see growth there.  Secondly, we you know are just in a lot more districts and so we’re in daily contact with the people that we do have in the field that we have added.  And they’re walking in and talking to people who, for one reason or another do have money, and interestingly they’re happy to see the people when they do walk in the door because they’ve never been called on by a person from Renaissance Learning, but they know of our products.  So when you start getting those kinds of feedback and so forth, it gives you a good feeling. That is not to say that we expect, you know huge production from the sales team as we would say more than a year from now.  I mean I think a year from now we should be seeing some pretty good numbers.  But right now, but it’s enough to say that I think we can overcome the state spending problems.  You know that’s just our read from basically those two areas.

DEREK JOHNSON: OK.  And the, I guess on the state spending, from you sales folks, do the schools have any sense at all how much money they can spend in the second half?  I know it varies school by school, district by district, but do they have any clue really at all?

TERRY PAUL: I don’t think at the school or district level that they really have a sense of what the impact will be for 2003/2004.  I mean I, that news gets communicated.  I think they have a lot of worries because they see it coming down the pike but the negotiations in the legislature, you know get pretty complex.  They just know it’s not going to be good.  But I don’t really think that they have a good sense in many states at all of what the number is going to be.  So I think it’s going to come up on us pretty quick, you know, towards the end of the second quarter.

DEREK JOHNSON: Okay. And on No Child Left Behind dollars, are any states, are any states at all seeing those dollars? And maybe which states or what are your sales folks experiencing there?

TERRY PAUL: Well, I think, you know No Child Left Behind has a lot of pieces to it. And I think, you know the federal dollars are, have been flowing all along.  There’s certain programs where, such as Reading First, which may have been slow getting out into the field and I think there’s something like 28 states now that have been approved and will start spending some of that money. But I don’t think that federal dollars were at all just turned off or delayed.  I mean a lot of the federal dollars have been going out.  Some of the programs have been delayed.  So but I think also at the same time that maybe we’re starting to see, you could say that even with these other programs like Reading First, you’re starting to see more dollars come into the picture.  At the same time you’re seeing less dollars that the states are spending.  So I don’t, I don’t see that the federal dollars are going to make a difference to overcome the continuing decline in the state spending in the schools.

DEREK JOHNSON: Okay, just a couple more quick ones.  The, with the National Conference, the importance there, how do you account for those, been some good feedback there, but how do you feel coming out of this as compared to, you know, the prior year?  The three previous years?

TERRY PAUL: Well, I think the National Conference this year was a surprise to us in the sense that we had more attendees than what we had planned, given the budget problems that states would have.  There were many states that had travel bans.  So to get over five thousand educators there, you know we had planned for a smaller conference and were pleasantly surprised.  It’s hard to read whether it was the location or the circumstance but I think that this was a more positive conference.  It was, I think our best conference all around, both in terms of I mean, clearly second highest in attendance, highest in profitability.  But I think in terms of excitement and interest in our products, I think it was our best conference.  It was the best organized conference so I was very pleased with the conference.

DEREK JOHNSON: Great, and the last one is the – your five largest states have held pretty steady at 30, somewhere around 36 percent.  Do you see anything in your business, which would suggest that that contribution would change this year, or the constituents?

TERRY PAUL: I’m sorry, I didn’t understand the question.  You said what was?

DEREK JOHNSON: It was about 35 percent of your revenue coming from, I think five different states: California, Texas, Georgia, North Carolina, all those.  Do you see anything in your business, which might indicate that that could change this year?  The states that might make those five up or the total representation?

TERRY PAUL: Well, I think your five largest states are likely to be, or those states are likely to be very close in there in the top five.  I suppose you might have one state drop down and another drop up, but I still think those are likely to end up the year in the top five.

DEREK JOHNSON: Okay, well thank you very much.

TERRY PAUL: Okay.

OPERATOR: Our next question comes from Brandon Dobell with the Credit Suisse First Boston.

BRANDON DOBELL, ANALYST, CREDIT SUISSE FIRST BOSTON:  A couple of things – wondered if you could talk a bit about how the international efforts are going?  I know there’s been a while back we talked about it and it’s been a while since I got an update. And second, if you could give us some color on the product pipeline for the back half of this year and going into ’04, obviously beyond AGS, what you guys have there?  And your expectations for, kind of when they roll out and what kind of marketing issues you might have around those?

TERRY PAUL: Let me, I’ll answer the second question first and then I’ll let John answer the question having to do with international.  I think AGS will be a great product, but I don’t anticipate that that product by itself is going to make a huge difference in our revenue.  I think it’s really the combination of the new products that we’ve introduced over the last year that’s going to make a difference.  AGS is going to be a good product but we have other products that are also good and probably will be performing at a higher level than AGS.  But so, but that revenue, as John indicated, is probably going to be starting to see some of that from AGS in the third quarter.  And with respect to the international, John?

JOHN HICKEY:

You know just to add a little bit of color on what Terry just said, there is actually six products that we introduced last year that are relatively new.  This is the first year. We haven’t gone through a full year of it.  So you’re talking about, and some fairly break-through products that we are very excited about which are Accelerated Writer, Accelerated Vocabulary, Standards Master Math Facts, Accel Test and so on, so together with AGS, that’s a powerful team of new products that’ll be hit the market.  And really at the beginning of the school year that we’re hoping that we can get some uplift.

But as far as the international question, our international growth is significantly up, but it’s not, as we said before, at a level to really make a major impact to our overall results.  It’s now been one year since we had on board our really top Vice President of International who has brought on some key people and looked at some key markets.  And his optimism in the future revenue looks better than ever.  I really don’t, would not be able to tell or give you more color on it other that we are still very upbeat and very positive about international, and I would expect though that you would hear more about our international efforts over the next few quarters.

BRANDON DOBELL: Okay.  Shifting gears a bit, maybe you could give us an idea of what happens when a teacher that’s been using your products for a couple, three years let’s say, if they decide to leave or quit or get moved around, kind of on a broader perspective, what does teacher churn do to your business?  And is there any way to kind of track that? And how do you counteract it?

TERRY PAUL: Well, in our case teacher churn has been more positive than negative.  That is, the strength of Accelerated Reader and also Accelerated Math. Once teachers get used to using these products they stick.  The teachers really like them.  So, and once they get into a school they tend to grow in usage throughout the school.  So the typical pattern is if it’s been in a school and a teacher’s using it, she’ll go to another school, and it may not be using it.  And she’ll start selling to try to bring that product, whether it’s Accelerated Reader or Accelerated Math into the school and talk it up.  So we get a lot of sales from one, a teacher’s moving from one school to another.  And we lose very few schools who once have been using it, that stop using either Accelerated Reader or Accelerated Math.  It really is quite impressive as to the stickiness of those products.  I think it may be unprecedented in the area of information technology or software, educational software.

BRANDON DOBELL: Okay thanks.  One last question if you can talk a little bit about what the similarities are, or differences I guess, between new products in the Accelerated series?  In the context of when somebody buys a new product, are they buying a service package with it, with all the products?  And kind of how much follow on sales you expect when they buy one of the newer products?  Just, I’m trying to get an idea of, you know a couple, three years down the line when these area making a pretty big contribution, what does the overall top line model look like between product and service?  And is there any kind of correlation between what those products looked like and what you know, Accelerated Reader looks like right now?

TERRY PAUL: I think in general, I mean we’re always looking to try to get that first product into the school.  And then expand it throughout the school.  If you take Accelerated Reader and it might go into two or three classrooms at first, and then they buy a certain number of quizzes for those, for Accelerated Reader. Then what happens is teachers start, other teachers start adopting it, and they start using it more intensely. They might attend one of our seminars.  They might go to the National Conference and they’ll come back more excited after they learn how to use it even better.  They might then invest in a Star product because that’s compatible.  So we see you know growing use to other products, expanded use within the school, and then across, and then eventually across subject areas: from reading to math and now writing. So it is a, you know it’s a very good model. And as they start to use it they want to use it more and it just creates more opportunity.

BRANDON DOBELL: Okay thanks.  I’ll turn it over.

OPERATOR: Our next question comes from Natalie Walrond with Pacific Growth Equities .

NATALIE WALROND, ANALYST, PACIFIC GROWTH EQUITIES: Hi Steve and Terry.  I have a few questions left for you.  Maybe we can go back to, I guess Derek’s question.  Can you talk a little bit about I guess, about visibility in the new products?  Do you have any early indication of what spring orders could shape up to look like?  I know the majority of your order taking comes in the second quarter, but do you have any, are you getting any sense of how that’s going to shape up?

JOHN HICKEY: Natalie, I’ll try to answer that. We are, we essentially can ship, and we do ship within, you know 24 to 48 hours.  So our visibility as it relates to, is more related to the trend lines of what we’ve been seeing coming in and what we anticipate.  You know second quarter is usually a good period for placing orders, then to be delivered sometime in the second quarter or before the beginning of the school year.  So it’s very hard to predict exactly how the visibility, it’s not one of the situations where you get an order and you’re going to ship it in three months or four months.  And it’s really we ship on demand and we’re able to deliver within 48 hours.

NATALIE WALROND: Okay that’s helpful then.  Can you talk then about trends that you’re seeing from indirect channels such as partnerships with textbook publishers and so on?  Can you talk about how they have been contributing to the revenue base?

TERRY PAUL: Well we, in general, we see business from our partners as being down overall.  I mean they’re, you know they, the textbook people, the trade book people are seeing declines.  What we are doing in response, in partly in response to that but just in part because we are aggressive in looking for opportunities to expand, is we’re working hard to develop new business relationships.  And so we have put in place people who are more actively, aggressively looking for additional partnerships.  Business development is the category.  And so that is another area where we think there is opportunity in the longer term.  So that’s one of the ways we think we might overcome by adding new people on.  Overcome some of the downturn in some of the existing partnerships that we have where you know they’re being hurt by the school-spending environment.

NATALIE WALROND: Okay that’s helpful.  Actually if you could expand a little bit more on that?  What other kinds of companies would you be interested in partnering with?  I know you have pretty much sewn up the textbook publishers.  What are some of the other areas that you could partner with?

TERRY PAUL: Well, I wish we had sewn up the textbook area.  I think there’s, there is, the textbook area – there’s a lot of textbooks.  There’s a lot of different pieces of the textbook industry, so I think I would say certainly there are additional opportunities with additional divisions and subsidiaries of textbook companies.  They’re very large companies.  I think there are many people out there in the market place who are potential people that are selling products and increasingly it’s the interconnectivity of information systems, which are necessary for schools.  And a big push on accountability.  it’s all about making sure you have all of the data in front of a decision maker, whether that be the teacher or the principal or the superintendent.  So basically, any company that is creating information or data bases I think is a potential opportunity for us to have a relationship.

NATALIE WALROND: Okay, can you talk also about the timing of new products?  You had six new products last year.  Can you talk about, Steve, I think you mentioned that you were expecting the product development expense to be about flat on an absolute basis going forward.  What is, sort of your timing or expectation of new products for 2003, at least qualitatively if you can’t give me a number?

TERRY PAUL: I’m not sure qualitatively, or I’m not sure what you might mean by the question?

NATALIE WALROND: Well, I guess the question is simply that if you had six new products come out last year, and were expecting product development costs to be about flat for this year, should I make any assumptions about new products coming out will be fewer in number than last year?  About the same as last year?  Are you working on maybe one or two products that might have a more dramatic impact than several smaller ones?  Sort of how are you looking at product development this year?

JOHN HICKEY: We would not be able to give you an actual number.  I think what we do certainly are continuing to invest as we talked about, in at least the levels that we did last year. We do expect to introduce new products as they roll out into future years and into the next school year.  But we really are not in a position to tell you exactly the impact of this product, how large this product will be, until we are closer to an announcement on that product.

NATALIE WALROND: Okay fair enough.  And just as a reminder to me of timing, if I remember correctly usually new products tend to come out in the second half of the year for marketing in the beginning of the following year and then order taking in the second quarter?  Is that usually how the timing works?

JOHN HICKEY: I think historically as you looked at it in the second quarter is a good time to announce the product.  It may not effectively follow that pattern going forward in all the future products that we bring out.  Historically it’s been a good time to announce the product for some kind of delivery either at the beginning of the school year, or shortly thereafter.  So that has been our historic pattern.  I can’t really tell you whether that will, we’ll follow that pattern or not.

STEVE SCHMIDT: In addition to that, Natalie, I think at times you’ve seen us come out ahead of the National Conference because it’s a great event in order to demonstrate that product.

NATALIE WALROND: Right.

STEVE SCHMIDT: To potentially new customers, so.

NATALIE WALROND: And that’s what I was thinking.  Usually it does happen, well, I shouldn’t say “usually”, but one good time to do it is at the end of the year is what I was saying, which is a few months before the National Conference?

JOHN HICKEY: Well this is essentially what we did with AGS, Accelerated Grammar and Spelling, and then we did show it at the National Conference, and we thought that was good timing for the announcement of that product.  It will be then delivered in advance of the next school year.

NATALIE WALROND: Okay and then just one point of clarification, Steve I think you said earlier in the call that the National Conference brought in about a couple million this year?

STEVE SCHMIDT: Round numbers, yes.

NATALIE WALROND: Okay. Thank you.

OPERATOR: Our next question comes from Trace Urdan with Think Equity Partners.

TRACE URDAN, ANALYST, THINK EQUITY PARTNERS: Good afternoon. Steve, first question, just to make sure that I understood something properly – did you say that the, in the services line both the software support and training, each grew at 20 percent?  Or were you just describing the collective growth of those two?

STEVE SCHMIDT: All of the above, Trace.  Yes they both grew at that over 20 percent and then total over 20 percent.

TRACE URDAN: Okay, I thought that’s what you said.  I just wanted to be clear.  I wondered if you could describe, you know the sales and marketing number is down year-over-year.  I know you’ve described some efficiencies gained there, and at the same time I know you’ve added direct sales reps versus the prior year. I wonder if you could help us understand the variance a little bit better and exactly what, what was cut and why we don’t, you know, why we didn’t need that?

STEVE SCHMIDT: Sure, I think we talked last quarter already about some efficiencies that we were working on.  An example of that was a consolidation of our inside sales force, where we were operating with the two groups.  Round about the end of the year we did combine that group and achieved some cost efficiencies there.  A couple other initiatives as well.  The point being is that we were looking for ways to work smarter in the total sales effort so that all of the incremental costs of the field sales force weren’t going to necessarily hit the P&L.  I think this first quarter was a good example of that.

TRACE URDAN: Sure.  And then I think I heard you say that you think the sales and marketing costs will be flat with last year?  Are you expecting you’re going to add a few more reps still?

TERRY PAUL: Yes, we’re going to continue to aggressively add additional field staff.

TRACE URDAN: Okay good.  And I know you’ve make a specific point on the call today to describe the, you know the strong qualities of these reps and the experience level.  I’ll admit that some of your maybe less charitable competitors have been trying to suggest that that’s not the case.  And I wondered if you had any kind of metrics in terms of either the kinds of companies these folks have come from or the number of years of selling experience that they have in total, or on average, individually, or anything to sort of give a number behind that contention that these are, you know strong and capable folks?

JOHN HICKEY: Well, I have not heard anything from the competitors saying things.  All I can tell you is that we choose very high quality people and they all go through an extensive interview process and they have a track record that is outstanding.  You know we’re very pleased by the staff that we have, that they really are the “A-Team”.

TRACE URDAN: Okay, all right.  That’s fair.  Last question is, do you have any kind of metric that you can offer that would help us understand how district sales are shaping up as a component of your revenue?  I know you don’t like to break the revenue out specifically for that but I wondered if there’s some other way of looking at that business so that we can sort of get a sense of how important and how well that aspect of your business is progressing?

TERRY PAUL: I think it’s a fair question but I don’t think we have, right now, we just don’t have a metric that I think would be useful.  The, either internally or for the market.  I think we can maybe look at something there but right now I would say we don’t really have a metric.

TRACE URDAN: Can you speak to the quota maybe that you’re asking the new reps that are coming on board to live with?

JOHN HICKEY: No, normally we wouldn’t disclose that.  And the, certainly, I think some of the facts you hear is that a lot of these people are just newly hired.  And we talked about since late in the fourth quarter until currently we got it 15 people so, it’s relatively new and it takes a while to ramp them up.

TRACE URDAN: Fair enough. Okay, well thank you very much.

OPERATOR: Thank you Mr. Urdan.  Our next question comes from Bob Craig with Legg Mason.

BOB CRAIG, ANALYST, LEGG MASON: Good evening everybody. Just a couple questions. I know it’s getting late.  I know you don’t break out percentages of the essential, you know razor blade portion of your business, but can you give any flavor as to how well that business has held up, i.e. in frequency of use or utilization rates of those quizzes?

TERRY PAUL: I can say that it’s held up well.  That is, I think John reported on the last sales, or the last conference call that order rates continue to be, have over the last quarter been higher, but the dollar amounts of the orders have been lower.  So we see higher frequency, which I think speaks to the continued power of products like the Accelerated Reader and some of our other products. But it’s clear that the schools have less money to spend. So, but they’re buying at a more frequent rate.  So I think that’s, at least over the last quarter that’s true and I think that’s a good sign.

STEVE SCHMIDT: Bob, if I could just add to that a couple of examples that we can see the power of the razor blade business.  We disclose in our 10-K annually the amount that Accelerated Reader represents of our total business.  And despite it being a product that’s now in its 17th year, it continues to hold its own and experience some continued good sales.  That’s the power of selling the quizzes.  The other is even in the current quarter numbers, we saw the software support business, the sales of our support plans growing,  In essence those support plans are an ongoing razor blade, that once a school is used to dealing with our customer support group, they want to continue to have that 1-800 number and support from our representatives.  And they continue to renew their subscriptions to the support.  So that’s, it’s an important part of our overall business model.

BOB CRAIG: Great that’s helpful.  A second question of any further room for reductions in operating expenses or any plans to do so?  I know you’ve done an admirable job of controlling costs thus far.

STEVE SCHMIDT: Pretty much our culture to always be examining costs for opportunities.  Nothing hugely impactful immediately, but it’s something we are constantly looking at.

BOB CRAIG: Okay.  Lastly, I noticed you’re down now to I think somewhere in the neighborhood of a six to $7 million float.  Is there any level at which you would feel uncomfortable with that number getting down to?  Or I guess asked differently. Any gauges that you look at other than stock price to determine potentially the level of future activity in share repo?

TERRY PAUL: I think the number of shares probably to me is not quite as significant as you know what the capitalization is, that is, you know what those shares are at.  When we went public the value of the float was less than half what it is now and people were saying, “Well, you don’t have much float.”  Well we now have twice as much float as we did then.  So we’re not concerned about it currently.  I suppose there could be a point that we would be but certainly not at this stage.

BOB CRAIG: Okay, great. Thanks a lot.

OPERATOR: Thank you Mr. Craig.  Our next question comes from Joel Ramin with Bridger Capital.

JOEL RAMIN, ANALYST, BRIDGER CAPITAL: Hi, I just, on that note I missed the share repurchase number for the quarter. Could you give those one more time?

STEVE SCHMIDT: Sure.  868,000 shares, $15.4 million.

JOEL RAMIN: Great, and is that, those 868,000 shares, is that kind of a Jan. 1 to March 31st?

STEVE SCHMIDT: That’s correct.

JOEL RAMIN: Okay great.  And if just to try and think about the model for next quarter, I mean, any sort of sense, I mean, no change in philosophy for next quarter terms of share buyback, right?  You still have another 1.4 million or so authorized?

TERRY PAUL: Right we have still substantial room under what is the five million to purchase.

JOEL RAMIN: Okay, and is there, are there any limitations with respect to you know, percentage of volume or anything like that, you guys have to sort of think about when you, in terms of buying back stock?

STEVE SCHMIDT: Absolutely.  There’s a number of rules under the SEC Section 16 or whatever it is that have to be followed and we’re very careful to abide by those rules.

JOEL RAMIN: Just in terms of thinking about them.  What is, I mean is it just a percentage of volume sort of limitation I guess?

STEVE SCHMIDT: That is one limitation, yes.  It’s also time of day limitations.  We can’t buy in the closing last 30 minutes or some period like that.

JOEL RAMIN: What’s the volume limitation?

STEVE SCHMIDT: I think it’s 25 percent of the last four or five weeks trading volume.

JOEL RAMIN: Okay.  Great, and so I guess, so if I’m sort of thinking about, you know, quarterly repurchase rate, if I kind of think about you know whatever the volume, I have no idea, whatever the volume is in the stock that trades, it would be not a bad way to think about you guys kind of purchasing all the way up to the maximum, you know the maximum of that you know 25 percent in a given quarter?

STEVE SCHMIDT: I don’t think you can use any of those metrics as a gauge.

JOEL RAMIN: No.  Certainly, so certainly that’s at least a top end kind of limitation, right?  Obviously you can’t repurchase more than 25 percent.

JOHN HICKEY: I think the thing we said previously that we’re sticking with the philosophy that we have been doing on the stock repurchase.  There’s no reason to change that going into the second quarter.

JOEL RAMIN: Okay.  And is there any likelihood of you, what’s the likelihood that the authorization of the five million authorization is extended by the board, you know sometime in the next three to six months?

TERRY PAUL: Well, it will depend on what the stock level is but it could be extended.

JOEL RAMIN: And we’d find out about that, when would that, something like that takes place?  Does that take place at the shareholders meeting, or does that take place?

JOHN HICKEY: No it wouldn’t, the shareholders may. . .

STEVE SCHMIDT: At the time the board were to authorize any change we would announce it immediately.

JOEL RAMIN: Okay, terrific, thank you very much.

OPERATOR: And our final question of the evening comes as a follow up from Natalie Walrond with Pacific Growth Equities.

NATALIE WALROND: Hi, just a quick follow up on Trace’s question about the district-level sales.  I think, Steve, that you said, and I may have these numbers wrong but I think you said that at this point, district-level sales accounts for under 10 percent of revenues.  And you’re looking to bring that to 50 percent over the medium to longer-term.  So I guess first question is do I have those numbers right?  And the second question is, at what point would district-level sales be a big enough contributor to revenues that you might break it out quarterly for us?

TERRY PAUL: To the first part of that question, I was, in my opening comments I was the one that made the comment that district, this is Terry.

NATALIE WALROND: Hi Terry.

TERRY PAUL: That, and you are correct, that is, I said that currently, less than 10 percent of our sales are made at the district level.  And that we expect that over within the four or five years that the district level channel field sales channel would represent about 50 percent of our total revenue.  As to when we would break that out, I don’t know, maybe someone else can answer the question is, is there an SEC requirement that would require us to break it out?  I don’t think there is.

JOHN HICKEY: No.

STEVE SCHMIDT: No.

TERRY PAUL: And so we may or may not break it out and our tendency is to not do that.  But you know things might change.

NATALIE WALROND: Okay thanks a lot.  That’s all I’ve got.

OPERATOR: And I’d like to turn the floor over to management for any closing comments.

TERRY PAUL: Thanks for joining us.  Despite the weakness in school spending expected to continue through the 2003/2004 fiscal year, we believe the combination of our expanding sales team, financial strength, good margins, broad and expanding product line based on the fundamental idea of better data, better learning positions the company to achieve significant competitive advantage.  This makes us confident the long-term prospects for the company are very good.

Thank you for joining us and we will talk to you again in July.

OPERATOR: Ladies and gentlemen we thank you for your participation in today’s audio teleconference.  You may disconnect your lines at this time, and have a pleasant evening.

END